UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 14, 2007

New Century Financial Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	001-32314	56-2451736
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

18400 Von Karman Avenue, Suite 1000, Irvine, California		92612
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(949) 440-7030

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 8.01 Other Events.

Fannie Mae Notice

New Century Mortgage Corporation, New Century Financial Corporation’s (the "Company") indirect wholly owned subsidiary ("NCMC"), received a Notice of Breach and Termination of Mortgage Selling and Servicing Contract, dated March 14, 2007, from the Federal National Mortgage Association ("Fannie Mae"). In its notice, Fannie Mae purports to terminate its Mortgage Selling and Servicing Contract with NCMC (the "Fannie Mae Contract") for cause, based on alleged breaches of the Fannie Mae Contract as well as alleged breaches by NCMC under other contracts with Fannie Mae. As a result of the purported termination, the Company and its subsidiaries are no longer able to sell mortgage loans directly to Fannie Mae or act as the primary servicer of any mortgage loans for Fannie Mae.

Additional State Regulatory Actions

As previously disclosed, the Company has received cease and desist orders from several states and entered into a consent agreement with one state (the "Previous Orders and Consent Agreement"). On March 16, 2007, the Company received additional cease and desist orders from the State of California (the "California Orders") and certain of the Company’s subsidiaries entered into consent agreements with the State of Florida’s Office of Financial Regulation and the State of Washington’s Department of Financial Institutions, respectively, each dated March 16, 2007 (the "March 16 Agreements" and together with the California Orders, the "March 16 Orders and Consent Agreements").

Consistent with the Previous Orders and Consent Agreement, the March 16 Orders and Consent Agreements contain allegations that certain of the Company’s subsidiaries have engaged in violations of state law, including, among others, failure to fund mortgage loans after closing. Consistent with the Previous Orders and Consent Agreement, the March 16 Orders and Consent Agreements seek to restrain the Company’s subsidiaries from taking certain actions, including, among others, engaging in alleged violations of state law and taking new applications for mortgage loans in the relevant jurisdiction. The March 16 Orders and Consent Agreements also seek to cause the subsidiaries to affirmatively take certain actions, including the creation of escrow accounts to hold fees relating to pending mortgage applications, the transfer to other lenders of the outstanding mortgage applications and unfunded mortgage loans held by the subsidiaries, and the provision of regular information to the state regulators regarding the subsidiaries’ activities in the applicable state, including the status of all outstanding mortgage applications and unfunded mortgage loans in that state.

The California Orders become permanent if not promptly appealed by the applicable subsidiaries. The Company and its subsidiaries are reviewing the California Orders and accordingly have not yet determined whether they will appeal all or any portion of the California Orders.

In addition, as previously disclosed, on March 13, 2007, NCMC received a cease and desist order from the State of New York Banking Department (the "March 13 Order"). On March 16, 2007, Home123 Corporation, an indirect wholly owned subsidiary of the Company ("Home123") received a suspension order (the "Suspension Order") from the State of New York Banking Department. The Suspension Order contains allegations similar to those included in the March 13 Order and further provides that Home123’s mortgage banking license in the State of New York has been suspended for a period not exceeding 30 days, pending investigation. The Company and Home123 are reviewing the Suspension Order and accordingly have not yet determined whether they will appeal all or any portion of the Suspension Order.

The Company anticipates that cease and desist orders will continue to be received by the Company and its subsidiaries from additional states in the future and that the Company and its subsidiaries may enter into additional consent agreements similar to the consent agreements already entered into by the Company. The Company does not undertake, and expressly disclaims, any obligation to update this disclosure for any such additional cease and desist orders or consent agreements or for any developments with respect to the March 16 Orders and Consent Agreements or the Suspension Order.

The Company intends to continue to cooperate with its regulators in order to mitigate the impact on consumers resulting from the Company’s funding constraints.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

New Century Financial Corporation

March 20, 2007	By:	/s/ Brad A. Morrice

Name: Brad A. Morrice
Title: President and Chief Executive Officer